Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 13 to the Registration Statement (Form S-11 No. 333-165643) and related Prospectus of Carter Validus Mission Critical REIT, Inc. for the registration of 175,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2014, with respect to the consolidated financial statements and schedules of Carter Validus Mission Critical REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Tampa, Florida

April 11, 2014